EXHIBIT 99.2
CONTACT INFORMATION

Investor Relations

Contact:	Blair A. (Andy) Rieth, Jr., Vice President, Investor Relations, Corporate Communications & Global Brand Development
Phone:	812-931-2199
Email:	andy.rieth@hillenbrand.com

Media Relations
Contact:	Lauren Green-Caldwell, Director, Corporate Communications & Public Relations
Phone:	812-934-8692
Email:	lauren.green-caldwell@hillenbrand.com
Hillenbrand Industries, Inc. Announces Expiration and Final Results of
its Previously Announced “Any and All” Cash Tender Offer
For its 4.50 percent Senior Notes due 2009
BATESVILLE, IN, March 31, 2008 — Hillenbrand Industries, Inc. (NYSE: HB) (the “Company”) announced the expiration and final results of its previously announced cash tender offer to purchase any and all of its outstanding 4.50 percent Senior Notes due 2009 (CUSIP No. 431573AD6). The tender offer was made pursuant to an Offer to Purchase dated February 29, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal, which set forth a more comprehensive description of the terms of the tender offer.
The tender offer expired at 8 a.m., New York City time, on March 31, 2008. $224,265,000 in aggregate principal amount of notes, representing approximately 89.7 percent of the outstanding notes, were validly tendered (and not validly withdrawn) in the tender offer.
The Company has waived all of the conditions to the tender offer and has accepted for purchase all of the notes validly tendered (and not validly withdrawn) in the tender offer. The Company has paid to the Depository Trust Company the total consideration payable to holders in the tender offer and has irrevocably instructed Global Bondholder Services Corporation, the depositary for the tender offer, to pay the full tender offer consideration or late tender offer consideration, as applicable, plus accrued interest, to the tendering holders on the settlement date, which is tomorrow, April 1, 2008.
Citi and Goldman, Sachs & Co. served as the dealer managers for the tender offer and Global Bondholder Services Corporation served as the depositary and information agent for the tender offer.
ABOUT HILLENBRAND INDUSTRIES, INC.

Hillenbrand Industries is organized into two operating companies serving the health care and funeral services industries.
Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.
Hill-Rom...enhancing outcomes for patients and their caregivers.
Batesville Casket Company is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products.
Batesville Casket Company...helping families honor the lives of those they love.
www.hillenbrand.com
Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the planned separation of the Company’s two operating companies, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, competition from nontraditional sources in the funeral services business, volatility of the Company’s investment portfolio, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2007. The Company assumes no obligation to update or revise any forward-looking statements.